Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered on January 13, 2014 (the “Effective Date”), by and between Express Scripts Holding Company, a Delaware corporation (the “ESHC”), and George Paz (“Executive”).

WHEREAS, Executive is now and has been employed by the Company as the President and Chief Executive Officer of ESHC;

WHEREAS, Executive previously entered into that certain executive employment agreement with Express Scripts, Inc. effective as of April 1, 2008 (the “Original Agreement”), as amended and restated effective as of November 1, 2008, as further amended effective as of December 15, 2010 (the “Amended and Restated Employment Agreement”); and

WHEREAS, the parties now wish to amend and restate the Amended and Restated Employment Agreement by entering into this Agreement, which shall supersede the Amended and Restated Employment Agreement as of the Effective Date, to set forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Accrued Rights” has the meaning set forth in Section 4.1.

1.2 “Annual Base Salary” means the base salary set forth in Section 3.1.

1.3 “Annual Bonus” means Executive’s annual bonus granted pursuant to the Annual Bonus Plan, as described in Section 3.2.

1.4 “Annual Bonus Plan” means the annual bonus program established for senior executives by the Board or by the Committee, as adopted or amended from time to time.

1.5 “Board” means the Board of Directors of ESHC.

1.6 “Cause” means:

(a) any act or acts by Executive, whether or not in connection with his employment by the Company, constituting, or Executive’s conviction or plea of guilty or nolo contendere (no contest) to (whether or not any right to appeal or vacate said conviction or plea has been or may be exercised), (i) a felony under applicable law or (ii) a misdemeanor involving fraud, theft, dishonesty or moral turpitude;

(b) any act or acts of gross dishonesty, including, but not limited to, directly or indirectly, the actual or attempted misappropriation by Executive of the Company’s or its clients’ funds or property, or the actual or attempted appropriation of a business opportunity of the Company, including knowingly allowing or overlooking any such conduct; or any act or acts of gross misconduct in the performance of Executive’s duties hereunder;

(c) any willful malfeasance or willful misconduct by Executive in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company; or

(d) any breach by Executive of the provisions of Sections 5.1 through 5.3 of this Agreement, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement (as defined in Section 1.26).

Notwithstanding the foregoing, the event(s) described in clause (c) of this Section 1.6 shall not be deemed to constitute “Cause” if such event is (i) primarily the result of bad judgment or negligence on the part of Executive not rising to the level of gross negligence; or (ii) primarily because of an act or omission believed by Executive in good faith to have been in, or not opposed to, the interests of the Company.

1.7 “Change in Control” means a Change in Control as that term is defined in the Incentive Plan (as defined in Section 1.24).

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Committee” means the Compensation Committee of the Board.

1.10 “Company” means ESHC and, where context requires, its affiliates.

1.11 “Competitive Business” means a business that is, or will be, engaged wholly or primarily in the business of manufacturing, purchasing, selling or supplying in the United States or Canada, or in any other country; in which the Company conducts business, any product or service manufactured, purchased, sold, supplied, or provided by the Company (including, without limitation, businesses which the Company has specific plans to conduct in the future and as to which Executive is aware of such planning) in the United States or Canada, or in any other country in which the Company conducts business, or which provides or will provide consulting or advisory services, including but not limited to audit reviews and evaluations of requests for proposals, which concern or could affect any existing or prospective relationship between the Company and any third party, including its customers, prospective customers, vendors, suppliers and drug manufacturers.

1.12 “Covered Equity Awards” means the following awards granted to Executive under the Incentive Plan: any and all Options, Stock Appreciation Rights, Restricted Stock Units or Performance Shares (as such terms are defined in the Incentive Plan) granted after January 1, 2008, but during the term of this Agreement.

1.13 “Covered Payments” means the amounts described in Section 7.12.

1.14 “Deemed Retirement Date” means the later to occur of (a) the date six months after Executive properly delivers a Notice of Retirement, or (b) the Termination Date.

1.15 “Disability” has the meaning ascribed to such term in the Incentive Plan.

1.16 “Early Retirement” means a voluntary termination of employment by Executive which is not a Tenured Retirement, provided that Executive shall have properly delivered a Notice of Retirement at least six (6) months prior to the proposed effective date of the Early Retirement.

1.17 “Early Retirement Option Expiration Date” means, (i) with respect to Options or Stock Appreciation Rights granted prior to the Effective Date, the first to occur of (A) the expiration of such grant’s respective term (as set forth in the applicable option or stock appreciation right agreement or notice), or (B) the date twelve months, plus the number of months in the Early Retirement Extension Period, after the Deemed Retirement Date (e.g., if the Early Retirement Extension Period is 4 months, the date referenced in this Subsection (B) would be 16 months after the Deemed Retirement Date) and (ii) with respect to Options or Stock Appreciation Rights granted on or following the Effective Date, the first to occur of (A) the expiration of such grant’s respective term (as set forth in the applicable option or stock appreciation right agreement or notice), or (B) the four-year anniversary of the date of the Early Retirement.

1.18 “Early Retirement Extension Period” means a number of months equal to the number of months from the first day of the calendar month of Executive’s 55th birthday to the Deemed Retirement Date, truncated to a whole number (e.g., if an Executive’s 55th birthday was February 11, 2009 and his Deemed Retirement Date was November 5, 2009, the Early Retirement Extension Period would be nine months – the truncated number of months from February 1, 2009 to November 5, 2009).

1.19 “Early Retirement Vesting Factor” means a fraction, the numerator of which is the number of whole months in the Early Retirement Extension Period, and the denominator of which is 60; provided, however, that under no circumstances may the Early Retirement Vesting Factor be greater than one (or, if expressed as a percentage, 100%).

1.20 “Effective Date” means the date specified in the preamble to this Agreement.

1.21 “Employment Period” means the Initial Employment Period (as defined in Section 1.25) plus any additional Renewal Periods (as defined in Section 1.34).

1.22 “Excise Tax” means the excise tax imposed by Section 4999 of the Code or any similar state or local tax that may be imposed.

1.23 “Good Reason” means the occurrence of any one or more of the following:

(a) Any material breach by the Company of any of the provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder;

(b) The Company’s requiring Executive to be based at any office or location more than 50 miles from One Express Way, Saint Louis, Missouri (the “Current Headquarters”), except for travel reasonably required in the performance of Executive’s responsibilities to the extent substantially consistent with Executive’s business travel obligations;

(c) Any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 2.3; provided, however, notwithstanding the foregoing, (i) in the event a Change in Control shall occur which results in ESHC becoming a subsidiary of another pharmacy benefit management company (“PBM”), or which is in the form of a merger in which the surviving corporation or entity is a PBM (x) so long as Executive is offered a position as an officer of the parent PBM (or surviving corporation or entity) with duties and responsibilities which are not inconsistent in any material adverse respect with his duties and responsibilities immediately prior to such Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters, such change in position shall not constitute Good Reason, but (y) if Executive is not offered a position as an officer of the parent PBM or surviving corporation or entity as described in (x), a substantial and sustained diminution in Executive’s authority or responsibility shall be deemed to have occurred; or (ii) in the event a Change in Control shall occur which results in ESHC becoming a subsidiary of a non-PBM or is in the form of a merger in which the surviving corporation or entity is not a PBM, failure to receive an offer to serve as an officer of the non-PBM parent or surviving corporation or entity shall not constitute Good Reason provided Executive’s duties subsequent to the Change in Control are not inconsistent in any material adverse respect with his duties immediately prior to the Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters;

(d) The material diminution of the perquisites or benefits Executive enjoys in the aggregate under the Company’s benefit programs (including long-term incentive compensation programs), such as any of the Company’s pension, savings, vacation, life insurance, medical, health and accident, disability or long-term incentive plans in which he was participating at the time of any such material discontinuation (or, alternatively, if such plans are amended, modified or discontinued, material diminution of benefits thereunder in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be materially diminished in the aggregate to the benefits in effect immediately prior to taking such action; provided, that a material diminution in the context of long-term incentives shall be measured based on Executive’s long-term incentive opportunity; provided, further, that any amendment, modification or discontinuation of any plans or benefits referred to in this subsection (d) that generally affect substantially all other domestic salaried employees of the Company who were eligible to participate, and participated, in the affected Company benefit program(s) shall not be deemed to constitute Good Reason; and

(e) The failure of the Company to renew this Agreement for an additional Renewal Period under Section 2.2, unless the current Employment Period is scheduled to end after Executive has attained the age of 65;

provided, that the events described in Section 1.23(a), (b), (c) or (d) above shall only constitute Good Reason if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason, and the event described in Section 1.23(e) shall only constitute Good Reason if the Company has received written notice from the Executive specifically expressing a desire to renew this Agreement which notice must be received no more than 75 days, and no less than 30 days prior to the expiration of the then current Employment Period; and provided, further, that for the events described in Section 1.23(a), (b), (c) or (d) above, “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

Notwithstanding anything to the contrary set forth in this Section 1.23, the appointment of a different person to the office of President of ESHC during the term of this Agreement shall not constitute “Good Reason”, provided such person reports to and is subject to the direction of Executive in Executive’s capacity as Chief Executive Officer of ESHC.

1.24 “Incentive Plan” means the Express Scripts, Inc. 2000 Long-Term Incentive Plan, the Express Scripts, Inc. 2011 Long-Term Incentive Plan, and any successors thereto, as amended from time to time.

1.25 “Initial Employment Period” has the meaning set forth in Section 2.2.

1.26 “Nondisclosure and Noncompetition Agreement” means the Form of Nondisclosure and Noncompetition Agreement entered into by and between Executive and Express Scripts, Inc. dated as of January 29, 1998, as may be amended from time to time, or any successor form agreement.

1.27 “Notice of Retirement” means a notice of any purported Retirement by Executive as further described in Section 4.5(b).

1.28 “Notice of Termination” means a notice of any purported termination of Executive’s employment by the Company or by Executive as further described in Section 4.5.

1.29 “Original Effective Date” means the original effective date of the Original Agreement specified in the recitals to the Agreement.

1.30 “Payment Cap” means the maximum amount described in Section 7.12.

1.31 “Policy” has the meaning set forth in Section 7.15.

1.32 “Post-Retirement Performance Share Factor” means a fraction determined as follows:

(a) The numerator shall be the sum of (i) the number of calendar years in a Performance Period (as such term is defined in the Incentive Plan) during which Executive was employed by the Company as of December 31 of such year, plus (ii) an additional one year for the calendar year in which the Termination Date occurs, provided that Executive was employed by the Company during such year for at least three full calendar months prior to the Termination Date, and further provided that such additional year was not already included in 1.32(a)(i) above (e.g., for a Performance Period of January 1, 2008 through January 1, 2011, and a Termination Date of March 31, 2009 or thereafter, the numerator shall be two); and

(b) The denominator shall be the number of full calendar years in a Performance Period (e.g., for a Performance Period of January 1, 2008 through January 1, 2011, the denominator shall be three).

1.33 “Pro Rata Bonus” has the meaning set forth in Section 4.2(d).

1.34 “Renewal Period” has the meaning set forth in Section 2.2.

1.35 “Retirement” means an Early Retirement, a Tenured Retirement or any other voluntary termination of employment by Executive which becomes effective on or after Executive has reached the age of 59 1⁄2.

1.36 “Retiree Plan” has the meaning set forth in Section 4.2.

1.37 “Senior Staff” means those members of the Company’s senior management team with a pay grade of M3 or higher, or a similar level under any new or revised salary grading system utilized by the Company.

1.38 “Severance Benefit” means a severance payment in an amount equal to:

(a) eighteen (18) months of Executive’s Annual Base Salary as in effect immediately prior to the Termination Date, plus

(b) an amount equal to one hundred fifty percent (150%) of the Target Bonus.

1.39 “Target Bonus” has the meaning set forth in Section 3.2.

1.40 “Tenured Retirement” means a voluntary termination of employment by Executive which meets all of the following requirements:

(a) Executive shall have properly delivered a Notice of Retirement at least six (6) months prior to the proposed effective date of the Retirement;

(b) as of the date of proper delivery of the Notice of Retirement (i) Executive shall be at least 59 1⁄2 years of age, and (ii) Executive shall have served on Senior Staff for a continuous period of at least 4 1⁄2 years up to and including the date such Notice of Retirement is delivered.

1.41 “Termination Date” means the effective date of termination of Executive’s employment as determined in accordance with Section 4.5.

1.42 “Termination Year” has the meaning set forth in Section 4.2(d).

1.43 “Welfare Benefit” has the meaning set forth in Section 4.2.

1.44 “Welfare Period” has the meaning set forth in Section 4.2.

ARTICLE II

TERM/POSITION

2.1 Employment; Effectiveness of Agreement. Effective as of the Original Effective Date, the Company employs Executive, and Executive accepts such employment, according to the terms and conditions set forth in this Agreement. The parties acknowledge that Executive may be employed by ESHC or any of its subsidiaries or affiliated entities, and such employment shall be governed by this Agreement.

2.2 Term. Unless terminated earlier pursuant to Sections 4.1 through 4.5 of this Agreement, the term of Executive’s employment commenced on the Original Effective Date and continues through March 31, 2017 (the “Initial Employment Period”). This Agreement may be extended by the Company and Executive beyond the Initial Employment Period (any such additional period, a “Renewal Period”) upon the mutual written agreement of the Company and Executive. The Initial Employment Period and any Renewal Periods, if any, shall constitute the “Employment Period” for purposes of this Agreement. If there are no Renewal Periods, then the Employment Period shall have the same meaning as Initial Employment Period. Except as set forth in Section 7.1, upon termination of Executive’s employment with the Company in accordance with the terms hereof or upon termination of the Initial Employment Period or the Employment Period without extension thereof, this Agreement shall terminate and no longer be of any force or effect.

2.3 Position and Duties. Executive shall hold the position of President and Chief Executive Officer of ESHC and shall report to, and at all times be subject to the lawful direction of, the Board. Additionally, Executive shall serve as a member of the Senior Staff and participate in the strategic decision-making of the Company from time to time. If requested, Executive shall also serve as a member of the Board without additional compensation. During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing herein shall preclude Executive from, (a) subject to the prior written consent of the Board, or an appropriate committee of the Board, serving on any for-profit corporate or governmental board of directors (b) serving on the board of, or working for, any charitable, not-for-profit or community organization, (c) pursuing his personal, financial and legal affairs, or (d) pursuing any other activity; provided, that Executive shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of Section 5.1 or would, in each case, and in the aggregate, otherwise conflict or interfere with the performance of Executive’s duties and responsibilities hereunder, either directly or indirectly, without the prior written consent of the Board or an appropriate committee of the Board.

2.4 New President. The appointment of a different person to the office of President of ESHC during the term of this Agreement shall not constitute “Good Reason” for Executive’s termination of employment hereunder, provided such person reports to and is subject to the direction of Executive in Executive’s capacity as Chief Executive Officer of ESHC.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Annual Base Salary. Effective as of the Effective Date and during the Employment Period following the Effective Date, the Company shall pay Executive a base salary (“Annual Base Salary”) at the annual rate of $1,200,000, which shall be payable in regular installments in accordance with the Company’s usual payroll practices and shall be subject to deductions for customary withholdings, including, without limitation, federal, state, and local withholding taxes, social security taxes, and Medicare taxes. Executive shall be eligible for such merit-based increases in Executive’s Annual Base Salary, if any, as may be determined from time to time in the sole discretion of the Board or the Committee; provided, that any such increase shall not serve to limit or reduce any other obligation to Executive under this Agreement. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as in effect from time to time during the Employment Period. Executive’s Annual Base Salary shall not be reduced after any such increase without Executive’s express written consent.

3.2 Annual Incentive Compensation. Executive shall be eligible to participate in the Company’s Annual Bonus Plan established for senior executives by the Board or the Committee. The size of Executive’s bonus opportunity, which for any calendar year shall be no less than 150% of Executive’s Annual Base Salary as in effect on January 1 of such year (the “Target Bonus”), and the terms of Executive’s participation in the Annual Bonus Plan shall be determined based on the terms and conditions of the Annual Bonus Plan, subject to adjustment as described therein, and in accordance with any bonus award agreement thereunder. Executive’s Annual Bonus shall be subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes.

3.3 Participation in Benefit Plans. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans (other than bonus and incentive plans) as in effect from time to time, on the same basis as those benefits are generally made available to similarly situated senior executives of the Company.

3.4 Restricted Stock, Stock Options and Other Equity Awards and Deferred Compensation. Executive may receive restricted stock, stock options and other equity awards and deferred compensation, to the extent determined by the Company, Board or Committee, as applicable, from time to time. The terms of any such award shall be documented in a separate award notice or agreement. In addition, as soon as reasonably practicable following the Effective Date, Executive shall be granted a one-time sign-on equity award in connection with Executive’s execution of this Agreement on terms and conditions as determined by the Company, Board or Committee, as applicable, and such award shall be documented in a separate award notice or agreement.

3.5 Business Expenses. During the Employment Period, Executive shall be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

3.6 Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites and fringe benefits which similarly situated executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of Executive’s duties hereunder as determined by the Company from time to time.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1 Termination by the Company for Cause; Termination by Executive Other Than for Good Reason or Retirement. If the Employment Period and Executive’s employment under this Agreement are terminated by the Company for Cause or by Executive other than for Good Reason or Retirement, prior to the scheduled expiration of the Employment Period, Executive shall be entitled to receive:

(a) The Annual Base Salary through the Termination Date;

(b) Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and

(c) Such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company, including rights with respect to any restricted stock, stock option and other equity awards or any deferred compensation, subject to the terms and conditions of the applicable plan, award, agreement or notice, if relevant (the amounts described in clauses (a) through (c) being referred to as the “Accrued Rights”). The Accrued Rights shall not include any bonus payments in connection with any bonus plan, policy, practice, program or award.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.1, Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the delivery of a Notice of Termination or a Notice of Retirement (as applicable) with respect to a termination other than a termination by the Company under this Section 4.1, the Company may, at any time on or prior to the Termination Date, exercise its right to terminate the Employment Period and Executive’s employment for Cause, and, upon the proper exercise of such right, any other purported termination (including a purported Retirement) shall be null and void, and the terms of this Section 4.1 shall apply. In addition, notwithstanding the delivery of a Notice of Retirement by Executive, if the Employment Period and Executive’s employment under this Agreement is terminated by Executive other than for Good Reason prior to the proposed effective date set forth in such Notice of Retirement, such purported Retirement (and the related Notice of Retirement) shall be null and void, and the terms of this Section 4.1 shall apply.

4.2 Termination by the Company Other Than for Cause or Disability; Termination by Executive for Good Reason.

(a) If the Employment Period and Executive’s employment under this Agreement is terminated by the Company prior to the scheduled expiration of the Employment Period other than for Cause or Disability, or Executive terminates his employment prior to the end of the Employment Period for Good Reason, Executive shall be entitled to receive:

(i) The Accrued Rights;

(ii) Any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date, which Annual Bonus shall be payable to the extent the corporate bonus pool is approved by the Committee;

(iii) A Severance Benefit pursuant to the terms and conditions set forth in Section 4.2(b) below; and

(iv) A payment from the Company in monthly installments, beginning on the first day of the first month following the Termination Date (subject to the six-month delay described below), in an amount equal to (1) the cost of continuing medical, dental, vision and EAP coverage under the Company’s medical, dental, vision and EAP programs under COBRA for Executive’s applicable statutory COBRA period and (2) if Executive’s statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan that covers eligible rank-and-file employees who are not covered under a collective bargaining agreement (the “Retiree Plan”), in each case, for Executive and any eligible dependents of Executive (including Executive’s spouse) for a total period of thirty-six (36) months (the “Welfare Period”); provided that, (A) as of the Termination Date, Executive is covered under a Company plan for such medical, dental, vision and EAP coverage (as applicable), and the Company continues to offer such benefit to its rank-and-file employees who are not covered under a collective bargaining agreement, (B) with respect to the medical benefits only, if during the Welfare Period, the Company ceases to offer: (1) for the duration of the COBRA period, a medical program to its rank-and-file employees who are not covered under a collective bargaining agreement, or (2) after the expiration of the COBRA period, a Retiree Plan, the payment during the Welfare Period shall change to an amount equal to the monthly premium for equivalent medical insurance coverage and (C) if during the Welfare Period Executive becomes eligible, as a full-time employee, for group medical, dental, vision and EAP insurance from another employer, Executive shall forfeit (as applicable) any such future payments from the Company (collectively, the “Welfare Benefit”). Notwithstanding the foregoing, in the event such payments for continued coverage or such continued coverage itself, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties.

(b) The Company shall pay the Severance Benefit, without interest thereon (except as described in the next sentence), in eighteen (18) substantially equal monthly installments, which installments shall be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date (subject to the six-month delay described in the next sentence). Notwithstanding anything herein to the contrary, to the extent required to avoid any accelerated or additional tax under Section 409A of the Code, any payments otherwise due under the Severance Benefit and Welfare Benefit during the first six months following the Termination Date shall be accrued and paid in a lump sum on the first day of the first month which is more than six months following the Termination Date, with a reasonable rate of interest, as determined in the Company’s sole discretion, accruing from the Termination Date until the date of payment; provided, however, in no event shall the Company pay the Severance Benefit or the Welfare Benefit prior to the date on which the general release described in this Agreement becomes effective following Executive’s proper execution and delivery thereof. Payment of the Severance Benefit and Welfare Benefit is subject to deductions for customary withholdings as taxable income to Executive, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes. Executive shall not be under any duty to mitigate damages in order to be eligible to receive the Severance Benefit.

(c) Notwithstanding the foregoing, Executive agrees that the Company’s obligation to pay the Severance Benefit, the Welfare Benefit, the bonuses pursuant to Section 4.2(a)(ii) and Section 4.2(d), if applicable, and the benefits pursuant to Sections 4.7 and 4.8 is contingent and conditioned upon both of the following:

(i) Executive’s full compliance with Sections 5.1 through 5.3 and Section 5.6, as well as any agreements in the release described in Section 4.2(c)(ii) below, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company that remains in effect. Notwithstanding anything herein, if either (A) Executive breaches any of the provisions of Sections 5.1 through 5.3 or Section 5.6 (or any breach of any agreements in the release described in Section 4.2(c)(ii) below, or in the Nondisclosure and Noncompetition Agreement, or in any other nondisclosure or noncompetition agreement between Executive and the Company that was in effect as of the time of such breach), or (B) following the Termination Date the Committee becomes aware of acts or omissions by Executive during the term of Executive’s employment with the Company which would have constituted Cause, or (C) Executive, or anyone on Executive’s behalf, pursues any type of action or claim against the Company regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 4.2(c)(ii) below under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law, then, in each case, Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to Executive pursuant to Section 4.2(a) and 4.2(d) and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit, the Welfare Benefit, the benefits provided for in Sections 4.7 and 4.8 and such other compensation, including any deferred or equity compensation, as reflected in the terms of any plan, notice or agreement evidencing such other compensation, except to the extent prohibited by applicable law.

(ii) No later than sixty (60) days after the Termination Date, Executive must execute and deliver (and not revoke) a general release releasing all claims against the Company (other than those specifically described in the below proviso) in such form and containing such terms as the Company may reasonably prescribe (and all applicable revocation periods must have expired); provided, however, that in no event shall the timing of Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year; provided, further, that it shall not be a condition to Executive’s receipt of such payments that Executive release the Company from any of the following:

(A) the obligations of the Company described in Article IV of the Agreement; or

(B) any vested rights that Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which Executive is or will be entitled by virtue of his employment with the Company or any of its subsidiaries, and nothing in the release will prohibit or be deemed to restrict Executive from enforcing his rights to any such benefits, rights or entitlements; or

(C) Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

Failure or refusal by Executive to execute and deliver timely (and not revoke) such release shall release the Company from its obligations to make the payments described herein. Following such termination of Executive’s employment hereunder pursuant to this Section 4.2, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) If the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s termination of employment for Good Reason prior to the scheduled expiration of the Employment Period, Executive shall be entitled to receive an amount equal to the Annual Bonus that Executive would have been entitled to receive for the year in which the Termination Date occurs (the “Termination Year”) had Executive remained employed through the end of such year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive, shall be prorated for the portion of the Termination Year in which Executive was employed by the Company (the “Pro Rata Bonus”) and shall be payable in a lump sum at the same time bonuses are paid to other senior executives under the Annual Bonus Plan, but in no event later than March 15th of the year following the Termination Year.

4.3 Termination Due to Death, Disability or Retirement.

(a) Rights Upon Termination. If the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death, Disability or Retirement prior to the scheduled expiration of the Employment Period, Executive or Executive’s estate, as applicable, will receive (a) the Accrued Rights plus any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date which Annual Bonus shall be payable to the extent the corporate bonus pool is approved by the Committee; provided, however, that, in the event of Executive’s death, the Company agrees to abide by previously received written instructions from Executive directing the Company to pay the Accrued Rights and/or the accrued but unpaid Annual Bonus to a living trust or similar estate planning vehicle of Executive, provided such trust or similar vehicle is still in existence at the time of Executive’s death, except to the extent prohibited by law, and except as may otherwise be required or directed by any applicable employee benefit plan; and (b) payment for the Welfare Benefit; provided, however, in the event such continued coverage, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties. Following such termination of Executive’s employment hereunder pursuant to this Section 4.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement. Further, notwithstanding the specific terms of the Incentive Plan or any award agreement thereunder, with respect to any grants made to Executive under the Incentive Plan during the term of this Agreement, a proper Retirement by Executive under this Agreement which is not also an Early Retirement or a Tenured Retirement shall be deemed to be a Retirement under the Incentive Plan; provided, that, notwithstanding the specific terms of the Incentive Plan or any award agreements thereunder, any Restricted Stock Units which vest under the Incentive Plan and any applicable award agreements pursuant to this sentence shall (i) vest in the amount and at the time set forth in the applicable award agreement and (ii) be paid at the time set forth in this Section 4.3.

(b) Tenured Retirement. Notwithstanding the specific terms of the Incentive Plan or any award agreements thereunder, with respect to any Covered Equity Awards, upon a proper Tenured Retirement, the following provisions shall apply:

(i) Vested Options and Stock Appreciation Rights. All Options or Stock Appreciation Rights which have vested on or prior to the Termination Date, but which have not expired, been exercised, or otherwise terminated, shall remain vested and exercisable through the expiration of their respective terms (as set forth in the applicable option or stock appreciation rights agreements or notices) and shall thereafter terminate.

(ii) Unvested Options and Stock Appreciation Rights. All Options or Stock Appreciation Rights which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall continue to vest after the Termination Date in accordance with their respective terms as if Executive were still employed by the Company, and shall remain vested and exercisable through the expiration of their respective terms (in each case as set forth in the applicable option or stock appreciation rights agreements or notices) and shall thereafter terminate.

(iii) Restricted Stock Units. All grants of Restricted Stock Units which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall continue to vest after the Termination Date in accordance with their respective terms as if Executive were still employed by the Company (as set forth in the applicable restricted stock unit agreements or notices) and shall be paid in accordance with the vesting schedule as set forth in the applicable restricted stock unit agreement.

(iv) Performance Shares. For each award of Performance Shares, to the extent not already vested, terminated or forfeited as of the Termination Date, Executive shall be considered vested in such Performance Shares, but only to the extent the Performance Criteria (as defined in the applicable Performance Share award agreement) are achieved at the end of the applicable performance period (subject to the limitations set forth below in this Section 4.3(b)(iv)), and any payment of shares shall be made in accordance with the terms of the applicable Performance Share agreement as if Executive had remained as an employee of the Company through the end of the performance period (i.e. generally shares would not be distributed until after the end of the performance period). Notwithstanding the foregoing, certain Performance Shares shall be subject to a reduction in the maximum number of shares which may be delivered, as follows:

(A) For each award of Performance Shares, if Executive’s Termination Date occurs on or after the end of the third calendar month of the final full year of the applicable Performance Period (as such term is defined in the Incentive Plan)(e.g., for a Performance Period of January 1, 2007 through January 1, 2010, on or after March 31, 2009), then such Performance Shares shall be treated as described in the preceding paragraph without any reduction in the maximum number of shares which may be delivered.

(B) For each award of Performance Shares, if Executive’s Termination Date occurs prior to the end of the third calendar month of the final full year of the applicable Performance Period (e.g., for a Performance Period of January 1, 2007 through January 1, 2010, before March 31, 2009), then such Performance Shares shall be multiplied by the Post-Retirement Performance Share Factor, and the product shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) without any reduction in the maximum number of shares which may be delivered with respect to such portion of the Performance Shares. The remaining portion of the Performance Shares shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) with a maximum payout of 100% (or “target” number) of such remaining portion of the Performance Shares.

EXAMPLE: For an award of 150 Performance Shares, with a Post-Retirement Performance Share Factor of two-thirds, assuming the achievement of the applicable Performance Criteria results in a payment of 200% of the target number of Performance Shares, Executive would receive 250 shares determined as follows: 150 Performance Shares multiplied by the Post-Retirement Performance Share Factor results in 100 Performance Shares which are not subject to the 100% maximum and are thus paid out as 200 shares (100 Performance Shares * 200% payout factor); the remaining 50 Performance Shares are capped at a 100% payout factor and are thus paid out as 50 shares.

(c) Early Retirement. Notwithstanding the specific terms of the Incentive Plan or any award agreement thereunder, with respect to any Covered Equity Awards, upon a proper Early Retirement, the following provisions shall apply:

(i) Vested Options and Stock Appreciation Rights. All Options or Stock Appreciation Rights which have vested on or prior to the Termination Date, but which have not expired, been exercised, or otherwise terminated, shall remain vested and exercisable through the Early Retirement Option Expiration Date and shall thereafter terminate.

(ii) Unvested Options and Stock Appreciation Rights. Each grant, or portion thereof, of Options or Stock Appreciation Rights which has not vested as of the Termination Date, and which has not expired or otherwise terminated, shall vest or be terminated and forfeited as follows: (A) any portion of such grant which is scheduled (under its original terms) to vest after the Early Retirement Option Expiration Date shall terminate and be forfeited on the Termination Date; (B) for any portion of such grant which is scheduled (under its original terms) to vest on or prior to the Early Retirement Option Expiration Date, each “tranche” of such grant (meaning each portion scheduled to vest on the various vesting dates under the grant) shall be multiplied by the Early Retirement Vesting Factor, and a portion of such tranche equal to such product rounded to the nearest whole number, shall continue to vest after the Termination Date in accordance with its original terms as if Executive were still employed by the Company, and shall remain vested and exercisable through the Early Retirement Option Expiration Date and shall thereafter terminate; and (C) for each tranche to which the Early Retirement Vesting Factor is applied under the preceding Subsection B, any remaining portion of such tranche that does not so vest shall terminate and be forfeited on the Termination Date. (See example on Exhibit A to this Agreement).

(iii) Restricted Stock Units. Each grant, or portion thereof, of Restricted Stock Units which has not vested as of the Termination Date, and which has not expired or otherwise terminated, shall vest or be terminated and forfeited as follows: (A) any portion of such grant which is scheduled (under its original terms) to vest after the third anniversary of the Deemed Retirement Date shall terminate and be forfeited on the Termination Date; (B) for any portion of such grant which is scheduled (under its original terms) to vest on or prior to the third anniversary of the Deemed Retirement Date, each “tranche” of such grant (meaning each portion scheduled to vest on the various vesting dates under the grant) shall be multiplied by the Early Retirement Vesting Factor, and a portion of such tranche equal to such product rounded to the nearest whole number, shall continue to vest after the Termination Date in accordance with its original terms as if Executive were still employed by the Company and shall be paid in accordance with the vesting schedule as set forth in the applicable restricted stock unit agreement; and (C) for each tranche to which the Early Retirement Vesting Factor is applied under the preceding Subsection B, any remaining portion of such tranche that does not so vest shall terminate and be forfeited on the Termination Date.

(iv) Performance Shares. For each award of Performance Shares, to the extent not already vested, terminated or forfeited as of the Termination Date, Executive shall be considered vested in a portion of such Performance Shares determined by multiplying the number of such Performance Shares by the Early Retirement Vesting Factor (the product being the “Adjusted Performance Shares”), but only to the extent the Performance Criteria are achieved at the end of the applicable performance period (e.g., if the target number of Performance Shares is 150, the Early Retirement Vesting Factor is 0.24 the Adjusted Performance Shares would be 36, and if the achievement of the Performance Criteria results in a payment of 75% of target shares, the number of shares awarded would be 36 * 75% or 27 shares), and any payment of shares shall be made in accordance with the terms of the applicable Performance Share agreement as if Executive had remained as an employee of the Company through the end of the performance period (i.e. generally shares would not be distributed until after the end of the performance period). Notwithstanding the foregoing, certain Performance Shares shall be subject to a reduction in the maximum number of shares which may be delivered, as follows:

(A) For each award of Performance Shares, if Executive’s Termination Date occurs on or after the end of the third calendar month of the final full year of the applicable Performance Period (as such term is defined in the Incentive Plan) (e.g., for a Performance Period of January 1, 2007 through January 1, 2010, on or after March 31, 2009), then the Adjusted Performance Shares for shall be treated as described in the preceding paragraph without any reduction in the maximum number of shares which may be delivered.

(B) For each award of Performance Shares, if Executive’s Termination Date occurs prior to the end of the third calendar month of the final full year of the applicable Performance Period (e.g., for a Performance Period of January 1, 2007 through January 1, 2010, before March 31, 2009), then the Adjusted Performance Shares shall be multiplied by the Post-Retirement Performance Share Factor, and the product shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) without any reduction in the maximum number of shares which may be delivered with respect to such portion of the Adjusted Performance Shares. The remaining portion of the Adjusted Performance Shares shall be treated as described in the initial paragraph of this Section 4.3(b)(iv) with a maximum payout of 100% (or “target” number) of such remaining portion of the Adjusted Performance Shares.

EXAMPLE: Assuming an award of 150 Performance Shares, and an Early Retirement Vesting Factor is 0.24 the Adjusted Performance Shares would be 36. Further assuming a Post-Retirement Performance Share Factor of two-thirds, if the achievement of the Performance Criteria results in a payment of 200% of the target number of Performance Shares, Executive would receive 60 shares determined as follows: 36 Adjusted Performance Shares multiplied by the Post-Retirement Performance Share Factor (two-thirds) results in 24 Adjusted Performance Shares which are not subject to the 100% maximum and are thus paid out as 48 shares (24 Adjusted Performance Shares * 200% payout factor); the remaining 12 Performance Shares are capped at a 100% payout factor and are thus paid out as 12 shares.

(d) Notwithstanding anything to the contrary set forth herein, if either (i) Executive breaches any of the provisions of Sections 5.1 through 5.3 or Section 5.6, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement (whether such breach occurs during or after Executive’s employment with the Company), or (ii) following the Termination Date the Committee becomes aware of acts or omissions by Executive during the term of Executive’s employment with the Company which would have constituted Cause, or (iii) Executive, or anyone on Executive’s behalf, pursues any type of action or claim against the Company, regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 4.2(c)(ii) under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law, then, in each case, (1) all Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or other Awards (as defined in the Incentive Plan), to the extent not previously exercised or paid out, shall immediately terminate and be forfeited, and Executive shall reimburse the Company for the value of any other Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or other Awards for which vesting accelerated, or which Executive otherwise realized value, as a result of a purported Retirement; and (2) Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to Executive pursuant to this Section 4.3 and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit, the Welfare Benefit, the benefits provided for in Sections 4.7 and 4.8 and such other compensation, including any deferred or equity compensation, as reflected in the terms of any plan, notice or agreement evidencing such other compensation, except to the extent prohibited by applicable law.

(e) If the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death, Disability or Retirement prior to the scheduled expiration of the Employment Period, Executive or Executive’s estate, as applicable, will receive a Pro Rata Bonus and shall be payable in a lump sum at the same time bonuses are paid to other senior executives under the Annual Bonus Plan, but in no event later than March 15th of the year following the Termination Year.

(f) In the event the Employment Period and Executive’s employment under this Agreement are terminated due to Executive’s death or Disability prior to the scheduled expiration of the Employment Period, and, as of the Termination Date, Executive would have been eligible for either Tenured Retirement or Early Retirement, then, to the extent permitted under Section 409A of the Code, Executive or Executive’s estate, as applicable, may elect to have Executive’s termination treated as a Tenured Retirement or Early Retirement (as applicable) with respect to the Covered Equity Awards only. Such election shall be made by delivery of written notice to the Company not less than ninety (90) days following the Termination Date. If proper election is made under this paragraph, then (i) the provisions of either Section 4.3(b) or Section 4.3(c), as appropriate, shall apply to all, and not less than all, Covered Equity Awards, (ii) the provisions of the Incentive Plan, and/or the agreements or notices for the Covered Equity Awards, related to vesting, termination or forfeiture, or exercise period, following a termination due to death or Disability, shall not apply to the Covered Equity Awards (except to the extent provided herein), and (iii) the Deemed Retirement Date shall be the date six (6) months following the Termination Date.

(g) Any payment of cash or stock to Executive is subject to all federal, state, and local income and payroll tax withholding that, in the opinion of the Company, is required by law. Unless Executive satisfies any such tax withholding obligation by paying the amount in cash (including by check or wire transfer) or shares of the Company’s stock, the Company shall withhold cash and/or shares on the date of withholding sufficient to cover the withholding obligation, with shares valued in the same manner as used in computing the withholding taxes.

(h) Notwithstanding the foregoing, Executive agrees that the Company’s obligation to make the payments set forth in this Section 4.3, other than the Accrued Rights, is contingent and conditioned upon the execution and delivery (and non-revocation) of a general release by Executive (or Executive’s estate, if applicable), no later than sixty (60) days after the Termination Date, releasing all claims against the Company (other than those specifically described in the below provisos) in such form and containing such terms as the Company may reasonably prescribe; provided, however, that in no event shall the timing of Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year; provided, further, that it shall not be a condition to Executive’s receipt of such payments that Executive release the Company from any of the following:

(i) the obligations of the Company described in Article IV of the Agreement; or

(ii) any vested rights that Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which Executive is or will be entitled by virtue of his employment with the Company or any of its subsidiaries, and nothing in the release will prohibit or be deemed to restrict Executive from enforcing his rights to any such benefits, rights or entitlements; or

(iii) Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

Failure or refusal by Executive to execute and deliver timely (and not revoke) such release shall release the Company from its obligations to make the payments described herein. Following such termination of Executive’s employment hereunder pursuant to this Section 4.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.4 Expiration of the Employment Period.

(a) In the event either party elects not to extend the Employment Period pursuant to Section 2.2, unless Executive’s employment is earlier terminated pursuant to Sections 4.1 through 4.3 or rightfully constitutes a termination by Executive for Good Reason (in which case Section 4.2 shall govern), Executive’s term of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to close on the close of business on the day immediately preceding the expiration of the then current Employment Period and Executive shall be entitled to receive the Accrued Rights, plus any Annual Bonus earned for a previously completed fiscal year (including a fiscal year which ends on the Termination Date) but unpaid as of the Termination Date, which Annual Bonus shall be payable to the extent the corporate bonus pool is approved by the Committee.

(b) Unless the parties otherwise agree in writing executed subsequent to the Effective Date, continuation of Executive’s employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and, subject only to Section 7.1, shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.4, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.5 Notice of Termination; Notice of Retirement; Termination Date.

(a) For purposes of this Agreement, any purported termination of Executive’s employment by the Company or by Executive (other than a Retirement by Executive), shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 7.2. Any Notice of Termination shall set forth (i) the effective date of termination (for purposes of determining Executive’s entitlement to benefits hereunder), which, in the case of a termination by Executive pursuant to Section 4.1, or a termination by either party pursuant to Section 4.2 shall not be less than fifteen (15) days after the date the Notice of Termination is delivered; (ii) the specific provision in this Agreement relied upon; and (iii) except in the case of a termination due to death, Disability or by the Company other than for Cause, death or Disability, in reasonable detail, the facts and circumstances claimed to provide a basis for such termination.

(b) For purposes of this Agreement, any purported Retirement by Executive shall be communicated by written “Notice of Retirement” to the Company in accordance with Section 7.2. Any Notice of Retirement shall include the following (i) if Executive intends for the Retirement to qualify as either an Early Retirement or a Tenured Retirement, the notice shall indicate such intent; and (ii) the notice shall set forth the proposed effective date of the Retirement, which, for either an Early Retirement or a Tenured Retirement shall not be less than six (6) months after the date the Notice of Retirement is delivered, or for any other Retirement shall not be less than fifteen (15) days after the date the Notice of Retirement is delivered. Notwithstanding anything to the contrary set forth herein, in order for a Notice of Retirement to be proper and valid, Executive must, during the period from delivery of the purported Notice of Retirement through the Termination Date, continue to substantially perform his duties hereunder, to the extent required by the Company. Executive’s material neglect or willful and continuous failure to perform such duties, which neglect or failure is not cured within seven (7) days following written notice thereof from the Company to Executive, shall (i) invalidate the Notice of Retirement ab initio, and (ii) deprive Executive the right to deliver a subsequent Notice of Retirement. However, the foregoing shall not prevent the Company, in its sole discretion, from agreeing to reduce or diminish Executive’s duties and obligations to the Company during the period following delivery of the purported Notice of Retirement through the Termination Date.

(c) If the Company terminates Executive’s employment pursuant to Section 4.1 or due to Executive’s Disability pursuant to Section 4.3, the Termination Date shall be the date upon which the Company notifies Executive of such termination. If the Company terminates Executive’s employment pursuant to Section 4.2, or if Executive terminates employment pursuant to Section 4.1, 4.2 or 4.3, the Termination Date shall be Executive’s last full day of work prior to the effectiveness of such termination. At any time following proper delivery of a Notice of Retirement but prior to the effective date of such Retirement, the Company may elect to terminate the Employment Period and Executive’s employment under this Agreement in which case the Termination Date shall be Executive’s last full day of work prior to the effectiveness of such termination; provided, however, that, unless such termination is for Cause under Section 4.1, such early termination by the Company shall not have any impact on the Deemed Retirement Date. If the Agreement is terminated pursuant to Section 4.4, the Termination Date shall be the last day of the Initial Employment Period or the last Renewal Period, as applicable. Notwithstanding the foregoing, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the “Termination Date” for purposes of determining Executive’s entitlement to benefits under this Agreement shall be the date on which the dispute is finally determined by an independent arbitrator selected by the American Arbitration Association.

4.6 Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Termination Date and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

4.7 Continuing Medical Coverage. Following the expiration of the Welfare Period, if Executive was participating in a Retiree Plan during the Welfare Period and if Executive has not become eligible, as a full time employee, for group insurance from another employer, then Executive may continue participation in the Retiree Plan for Executive and any eligible dependents (including Executive’s spouse) through Executive’s 65th birthday subject to the terms and conditions of such plan, so long as Executive pays for the full cost of such participation. Notwithstanding the foregoing sentence, if following the expiration of the Welfare Period, a Retiree Plan is no longer offered or is terminated, and Executive has not become eligible for group insurance coverage from another employer or otherwise obtained medical coverage, the Company shall use commercially reasonable efforts to assist Executive in obtaining medical insurance coverage reasonably equivalent to the medical benefits provided to then-active employees of the Company who are not covered under a collective bargaining agreement for Executive and his eligible dependents (including Executive’s spouse) through Executive’s 65th birthday, so long as Executive pays for the full cost of such coverage. Notwithstanding the foregoing, in the event fulfilling its commitments under this Section 4.7 by reason of change in applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties. For the avoidance of doubt, should Executive have a surviving spouse at the time of his death, such spouse shall have the same rights as Executive with respect to the Welfare Benefit, and after the expiration of the Welfare Period as provided for in this Section 4.7, as Executive would have had under this Agreement and further, the rights such Executive would have had through any such surviving spouse’s 65th birthday; provided, however, that if any such Retiree Plan does not permit independent elections by a spouse, the Company will provide payment for other coverage during the Welfare Period and for both the remaining Welfare Period and after the Welfare Period will use commercially reasonable efforts to assist such spouse in obtaining medical insurance coverage as would have been provided to Executive under this Agreement through such spouse’s 65th birthday.

4.8 Office Space. Upon termination of Executive’s employment for any reason other than for Cause, Death or Disability, the Company shall make available to Executive office space at a mutually agreed upon location and an executive administrative assistant to assist Executive. Executive shall reimburse the Company at cost for providing such office space and secretary. The foregoing arrangement shall terminate if either (a) Executive breaches any of the provisions of Sections 5.1 through 5.3 and Section 5.6, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement, or (b) the Committee becomes aware of acts or omissions by Executive during the term of Executive’s Employment with the Company which would have constituted Cause, or (c) Executive, or anyone on Executive’s behalf pursues any type of action or claim against the Company, regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 4.2(c)(ii) under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law.

ARTICLE V

RESTRICTIVE COVENANTS

For the purposes of this Article V, all references to the Company shall include the Company and its affiliates.

5.1 Non-Solicitation and Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i) During the period of Executive’s employment with the Company and, for a period of two (2) years after termination of Executive’s employment for any reason by Executive or the Company (cumulatively the “Nonsolicit Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting to provide products or services manufactured, sold, supplied or provided by the Company to any actual or prospective client, vendor, supplier, drug manufacturer, broker, regional marketing director, employee benefit plan or trust, or other party in any type of business relationship with the Company or encourage any such Person to reduce, terminate or change the terms of business conducted with the Company, in each case:

(1) with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment;

(2) with whom employees reporting directly to Executive or to Executive’s direct reports have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding Executive’s termination of employment; or

(3) for whom Executive had direct or indirect responsibility during the one (1) year immediately preceding Executive’s termination of employment.

(ii) During the Nonsolicit Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1) solicit or encourage any employee of the Company to leave the employment of the Company; or

(2) hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(iii) During the Nonsolicit Period, Executive will not, directly or indirectly, solicit, or encourage to cease to work with the Company, any consultant or independent contractor then under contract with the Company.

(iv) During the period of Executive’s employment with the Company and, for a period of (18) months after termination of Executive’s employment for any reason by Executive or the Company (cumulatively the “Noncompete Period”), Executive will not directly or indirectly:

(1) engage in or prepare to engage in any Competitive Business;

(2) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in or is preparing to engage in a Competitive Business;

(3) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any third parties, including employees, consultants, customers, clients, vendors, suppliers, drug manufacturers, partners, members or investors of the Company.

(v) Notwithstanding anything to the contrary herein, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) Tolling. Executive understands that if he violates the terms of Sections 5.1(a)(i), (ii), (iii) or (iv) above by engaging in one or more of the prohibited activities during the applicable restrictive period, then the running of the restrictive period will stop, or be “tolled,” during the time of such violation and will begin running again only when the violation(s) have ceased by voluntary action of Executive or following legal action by the Company to enforce the Agreement.

5.2 Confidentiality.

(a) Executive acknowledges that the identity of the clients and customers of the Company, the prices, terms and conditions at, or upon which, the Company sells its products or provides its services and other non-public, proprietary or confidential information relating to the business, financial and other affairs of the Company (including, without limitation, any idea, product, trade secret, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property; creative or conceptual business or marketing plan, strategy or other material developed for the Company by Executive; or information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis) (hereinafter collectively referred to as “Confidential Information”) are valuable, special unique assets of the Company and that such Confidential Information, if disclosed to others, may result in loss of business or other irreparable and consequential damage to the Company.

(b) Executive shall hold in fiduciary capacity, for the benefit of the Company, all Confidential Information and shall not, at any time during the Employment Period or thereafter (i) retain or use for the benefit, purposes or account of Executive of any other Person, or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information, without the prior written authorization of the Company.

(c) Notwithstanding the foregoing, the term Confidential Information shall not include information (i) generally known to the public or the trade other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation, (iii) the release of which is deemed by the Board to be in the best interest of the Company, or (iv) the disclosure of which is required by applicable law; provided, that Executive shall give prompt written notice to the Company of such legal requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(d) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(e) Upon termination of Executive’s employment with the Company for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

5.3 Non-Disparagement. Executive agrees that Executive will not disparage the Company or its or their current or former officers, directors, and employees in any way; further, Executive will not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this Section does not prohibit statements which Executive is required to make under oath or which are otherwise required by law, provided, that such statements are truthful and made in a professional manner; further provided, that this Section does not prohibit Executive from making statements which would otherwise be in violation of this Section, provided such statements are made by Executive in response to public statements made by the Company, or its authorized representatives, which are derogatory or detrimental to the good name or business reputation of Executive.

5.4 Acknowledgment of Reasonable Covenants. It is expressly understood and agreed that Executive and the Company consider the restrictions and covenants contained herein to be reasonable and enforceable, because, among other things, (a) Executive will be receiving compensation under this Agreement or otherwise, (b) there are many other areas in which, and companies for which, Executive could work in view of Executive’s background, (c) the restrictions and covenants set forth herein do not impose any undue hardship on Executive, (d) the Company would not have entered into this Agreement but for the restrictions and covenants of Executive contained herein, (e) the restrictions and covenants contained herein have been made in order to induce the Company to enter into this Agreement and (f) the restrictions and covenants contained herein are for the protection of the Company’s confidential or trade secrets business information and customer or supplier relationships, goodwill and loyalty.

5.5 Modification of the Restrictive Covenants. If, at the time of enforcement of the restrictive covenants set forth herein, a final judicial determination is made by a court or arbiter of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.6 Subsequent Employment. Executive agrees to disclose the existence of this Agreement and the restrictions in this Article V (but nothing further) to any person, firm, corporation or other entity before accepting employment with, engagement by or otherwise working for such person or entity during Executive’s employment with the Company and during the two (2) year period following termination of Executive’s employment for any reason. Executive further agrees that upon request Executive will disclose to one of the Company’s Vice President(s) of Human Resources the identity of any new employment, business relationship, or consulting arrangement that Executive is engaged in while Executive is employed and during the two (2) year period after termination of employment for any reason. Notwithstanding the foregoing, this paragraph shall not prohibit Executive from disclosing historical compensation information (e.g., salary, bonus or long term incentive compensation) to prospective future employers.

ARTICLE VI

EMPLOYEE INVENTIONS

6.1 Ownership of Work Product. Executive acknowledges and agrees that the Company shall solely own, without restrictions or liability of any kind, all right, title, and interest in and to any and all intellectual property and tangible embodiments thereof, including, but not limited to, all documents, reports, memoranda, drawings, specifications, computer programs, works of authorship, and other tangible or intangible property and any and all plans, discoveries, creations, compositions, inventions, innovations, processes, technical data, patents and patent applications, know-how, trade secrets, customer lists, business plans, marketing plans and other competitive data and information, trademarks, service marks, trade names, copyrights and copyright registration applications, and other materials and designs (whether tangible or intangible) developed or conceived by Executive or provided by the Company or business units to Executive during the course of Executive’s performance of services pursuant to this Agreement (individually or collectively “Work Product”).

6.2 Return of Materials. Executive acknowledges and agrees that Executive shall not acquire any rights whatsoever in any Work Product and that any and all Work Product, and any other property of Company shall be returned or provided to the Company at any time upon the Company’s demand, and, at the latest, upon Executive’s separation from Company for any reason.

6.3 Title. Executive acknowledges and confirms that it is Executive’s intention that any and all rights, including any copyright or other intellectual property rights, in any Work Product created by Executive for the Company shall solely and exclusively vest in the Company, and that any such Work Product shall be considered within the scope of Executive’s employment. The parties agree that the Company is entitled, as author, to the copyright in any copyrightable Work Product and any other rights therein including the right to seek or not seek statutory registration of any copyright and the right to make such changes therein and uses thereof as the Company in its sole discretion determines. If, for any reason, any Work Product is not considered a work made for hire under the U.S. Copyright Act, then Executive hereby grants and assigns to the Company, without any requirement of further consideration, all of Executive’s right, title, and interest in and to such Work Product.

6.4 Assignment of Rights. Executive agrees to execute such assignments, releases, transfer documents, and other instruments as the Company may reasonably require in order to vest in the Company complete and absolute title to the Work Product, including all intellectual property rights therein and thereto. For this limited purpose, Executive hereby appoints the Company as its attorney in fact to execute and deliver to the Company, on behalf of Executive, any and all such documents or instruments. This appointment shall be deemed to be a power coupled with an interest and shall be irrevocable. Executive agrees to cooperate fully with the Company in any and all acts or actions deemed appropriate by the Company in order to perfect, retain, enforce, and maintain sole and exclusive title in and to the Work Product and all intellectual property rights therein and thereto.

ARTICLE VII

MISCELLANEOUS

7.1 Survival. Sections 4.1 through 4.8 inclusive (as applicable to the relevant circumstance of termination only), Articles V, VI and VII shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment hereunder or termination of the Employment Period.

7.2 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address indicated below:

To the Company:

Express Scripts Holding Company

One Express Way

Saint Louis, MO 63121

Attention: Chief Legal Officer

To Executive:

At the address in the Company records

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

7.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.4 Complete Agreement. This Agreement constitutes the complete agreement and understanding between the parties regarding the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral, including, without limitation, the Original Agreement and the Amended and Restated Employment Agreement, which shall automatically terminate upon the effectiveness of this Agreement; provided, however, that this Agreement shall not supersede or modify the terms of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company, and any restricted stock, stock options or other equity awards or deferred compensation shall be subject to the terms of the applicable notices or agreements. The applicable provisions of this Agreement amend the terms and provisions of the Incentive Plan to the extent addressed by this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7.6 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its respective successors and assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

7.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

7.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles thereof; provided, however, that issues related to the Incentive Plan or any grants thereunder shall be resolved in accordance with the laws of the State of Delaware.

7.10 Specific Performance. The Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach or threatened breach of any provision of this Agreement and to exercise all other rights existing in its favor. Executive agrees and acknowledges that money damages are an inadequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 5.1 through 5.3 and Section 5.6, and that the Company shall be entitled to apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Further, Executive acknowledges that the forfeiture provision set forth in the termination provisions hereof shall not be construed to limit or otherwise affect the Company’s right to seek legal or equitable remedies it may otherwise have, or the amount of damages for which it may seek recovery, resulting from breach of this Agreement.

7.11 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

7.12 Tax Matters.

(a) Notwithstanding anything to the contrary herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any of its subsidiaries (collectively, the “Covered Payments”), would exceed the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”), but only if and to the extent such reduced amount would provide a greater benefit to Executive than an unreduced payment that would subject Executive to an Excise Tax. In the event Executive receives reduced payments and benefits as a result of application of this Section 7.12, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between Executive and the Company or any incentive arrangement or plan offered by the Company) will be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A of the Code and which are due at the latest future date.

(b) Immediately upon a Change in Control, the Company shall notify Executive of any modification or reduction as a result of the application of this Section 7.12. In the event Executive and the Company disagree as to the application of this Section 7.12, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the Change in Control that resulted in the characterization of the Covered Payments as parachute payments) by the Company, and such law firm or accounting firm shall determine, at the Company’s expense, the amount to which Executive shall be entitled hereunder (and pursuant to any other agreements, incentive arrangements or plans), taking into consideration the application of this Section 7.12, and such determination shall be final and binding upon Executive and the Company.

7.13 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

7.14 Cooperation. Each party shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.

7.15 Clawback Policy. This Agreement shall be subject to the Company’s Clawback and Recoupment Policy, or any successor policy, as it may be in effect from time to time, including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), and Executive specifically acknowledges that such Policy shall apply to compensation and benefit previously provided and that the Committee shall have discretion regarding application of the Policy to this Agreement.

7.16 Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement and any other plans or arrangements in which Executive participates (together, the “Arrangements”) comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Arrangements shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained therein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under the Arrangements which are subject to Section 409A of the Code until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing under any Arrangements, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Arrangements during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death), (b) no Change in Control shall be deemed to have occurred thereunder unless such Change in Control constitutes a change in control event for purposes of Section 409A of the Code and (c) references to a termination on account of disability shall be deemed to refer to a “disability” for purposes of section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in the Arrangements will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

7.17 Arbitration. Executive and the Company agree that any and all disputes between the parties hereto arising from or relating to this Agreement, and/or any release executed by Executive pursuant to the terms of this Agreement, other than under Article V (with respect to which either party may seek an injunction in aid of arbitration such as an order seeking specific performance or injunctive or other equitable relief), shall be submitted and decided by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Venue for the arbitration shall be in St. Louis County, Missouri and the laws of the State of Missouri will apply. Any demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Under no circumstances will either party be subject to punitive damages. Each party hereto shall bear its costs of the arbitration proceeding. However, the prevailing party in the arbitration, as designated by the arbitrator, shall be entitled to recover its reasonable cost of the arbitration, including, without limitation, its reasonable attorneys’ fees, from the other party as determined by the arbitrator in or following the decision on the merits. Any disputes about the enforcement of this Section 7.17 shall be submitted to arbitration, and the arbitrator shall have the authority to sever any provision of this Section 7.17 which would render the provision unenforceable as a matter of then existing law in accordance with Section 7.3.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Maura Breen
Name:	Maura Breen
Title:	Compensation Committee Chair

EXECUTIVE

/s/ George Paz
Name: George Paz

EXHIBIT A

Sample Calculation under Section 4.3(c)(ii)

The following is an example of the methodology to be used to calculate the impact of Early Retirement on Unvested Options or Stock Appreciation Rights granted prior to the Effective Date:

Option Grant: 375 options granted on May 1, 2012, vesting in 3 tranches as follows:

Tranche 1 – 100 options vesting May 1, 2013

Tranche 2 – 125 options vesting May 1, 2014

Tranche 3 – 150 options vesting May 1, 2015

Expiration Date: May 1, 2019

Executive’s 55th Birthday: March 11, 2012

Deemed Retirement Date: November 1, 2012

Termination Date: October 1, 2012

Early Retirement Extension Period: 8 months (whole months between 3/1/12 and 11/1/12)

Early Retirement Option Expiration Date: July 1, 2014 (20 months after the Deemed Retirement Date. Note: For any Options or Stock Appreciation Rights with an Expiration Date prior to 7/1/14, the Early Retirement Option Expiration Date would be such Expiration Date.)

Early Retirement Vesting Factor: 0.133 or 13.3% (8 ÷ 60)

Calculations as of the Termination Date based on the foregoing:

Tranche 1 – 13 options (100 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2013, and following vesting would remain exercisable until July 1, 2014; the remaining 87 options in Tranche 1 would terminate and be forfeited as of the Termination Date.

Tranche 2 – 17 options (125 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2014, and following vesting would remain exercisable until July 1, 2014; the remaining 108 options in Tranche 2 would terminate and be forfeited as of the Termination Date.

Tranche 3 – Because Tranche 3 is not scheduled to vest until after July, 1, 2014 (the Early Retirement Option Expiration Date), all 150 options in Tranche 3 would terminate and be forfeited as of the Termination Date.

*        *        *         *        *

The following is an example of the methodology to be used to calculate the impact of Early Retirement on Unvested Options or Stock Appreciation Rights granted on or following the Effective Date:

Option Grant: 375 options granted on May 1, 2014, vesting in 3 tranches as follows:

Tranche 1 – 100 options vesting May 1, 2015

Tranche 2 – 125 options vesting May 1, 2016

Tranche 3 – 150 options vesting May 1, 2017

Expiration Date: May 1, 2021

Executive’s 55th Birthday: March 11, 2014

Deemed Retirement Date: November 1, 2014

Termination Date: October 1, 2014

Early Retirement Extension Period: 8 months (whole months between 3/1/14 and 11/1/14)

Early Retirement Option Expiration Date: November 1, 2018 (4 years after the Deemed Retirement Date. Note: For any Options or Stock Appreciation Rights with an Expiration Date prior to 11/1/18, the Early Retirement Option Expiration Date would be such Expiration Date.)

Early Retirement Vesting Factor: 0.133 or 13.3% (8 ÷ 60)

Calculations as of the Termination Date based on the foregoing:

Tranche 1 – 13 options (100 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2015, and following vesting would remain exercisable until November 1, 2018; the remaining 87 options in Tranche 1 would terminate and be forfeited as of the Termination Date.

Tranche 2 – 17 options (125 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2016, and following vesting would remain exercisable until November 1, 2018; the remaining 108 options in Tranche 2 would terminate and be forfeited as of the Termination Date.

Tranche 3 – 20 options (150 * 0.133, rounded to the nearest whole option) would remain scheduled to vest on May 1, 2017, and following vesting would remain exercisable until November 1, 2018; the remaining 130 options in Tranche 3 would terminate and be forfeited as of the Termination Date.

The foregoing is for illustrative purposes only and does not reflect any actual grants to Executive.